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                                                                 EXHIBIT 12

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                                                THE BEAR STEARNS COMPANIES INC.
                                   STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                               (In thousands, except for ratio)


                                      Fiscal Year     Fiscal Year      Fiscal Year     Fiscal Year      Fiscal Year
                                         Ended           Ended            Ended           Ended            Ended
                                     June 30, 1995   June 30, 1994    June 30, 1993   June 30, 1992    June 30, 1991
                                     -------------   -------------    -------------   -------------    -------------

 Earnings before taxes on               $  388,082       $  642,799      $  614,398       $  507,625       $  229,501
   income                                ---------        ---------       ---------        ---------        ---------

 Add:    Fixed Charges
           Interest                      1,678,515        1,023,866         710,086          834,859        1,141,029

         Interest factor in
           rents                            24,594           21,772          20,084           20,874           18,715
                                         ---------        ---------       ---------        ---------        ---------


         Total fixed charges             1,703,109        1,045,638         730,170          855,733        1,159,744
                                         ---------        ---------       ---------        ---------        ---------

 Earnings before fixed charges,         $2,091,191       $1,688,437      $1,344,568       $1,363,358       $1,389,245
   and provison for income taxes         =========        =========       =========        =========        =========


 Ratio of earnings to fixed charges            1.2              1.6             1.8              1.6              1.2
                                         =========        =========       =========        =========        =========


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